EXHIBIT 23.2

FIRM LETTERHEAD

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2006 Stock Incentive and Compensation Plan of Medical Connections Holdings, Inc. f/k/a Webb Mortgage Depot, Inc., of our report dated May 9, 2005, with respect to the financial statements of Medical Connections Holdings, Inc. f/k/a Webb Mortgage Depot, Inc. included in its annual report (Form 10-ksb) for the years ended December 31, 2004 and 2003 as filed with the Securities and Exchange Commission.

/s/ Webb & Company, P.A.

Certified Public Accountants

February 27, 2006